Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti (Media)	914-701-8400
	Dan Loh (Investors)	914-701-8210

Atlas Air Worldwide Holdings
Makes Interim Distribution of New Common Stock
Pursuant to Reorganization Plan

Issues 40,824 Shares to Eligible Claimholders

Purchase, N.Y., April 12, 2006 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, has begun distribution of 40,824 shares of AAWW’s new common stock to holders of allowed general unsecured claims against AAWW and certain of its subsidiaries pursuant to the terms of a Joint Plan of Reorganization under which AAWW and the subsidiaries emerged from Chapter 11 bankruptcy protection on July 27, 2004.

The current issuance of shares under the Plan follows an initial pro rata distribution of 16,095,776 shares of new common stock of AAWW to holders of allowed general unsecured claims in July 2005 and subsequent interim distributions to eligible claimholders of 40,940 shares in October 2005 and 7,493 shares in January 2006.

Distributions from the remaining 1,017,633 shares of new common stock reserved for issuance to holders of allowed general unsecured claims by the Plan will take place on a periodic basis.

Altogether, the Plan allocates a total of 17,202,666 shares of AAWW’s new common stock to holders of allowed general unsecured claims against the bankruptcy estates of AAWW, Atlas Air, Inc., Airline Acquisition Corp I, and Atlas Worldwide Aviation Logistics, Inc.

Under the Plan, these shares will be issued to holders of allowed claims in the same proportion as each holder’s allowed claim bears to the total amount of allowed claims. The exact number of shares that each claimholder ultimately receives pursuant to the Plan is dependent on the final total of allowed claims and other factors, such as unclaimed distributions and fractional share interests.

Should any distribution of new common stock result in a claimholder being entitled to the receipt of a fractional share, AAWW’s disbursing agent will retain the fractional share until a distribution would result in a whole number of shares being distributed to the claimholder on the next applicable distribution date.

For purposes of a final share distribution under the Plan, fractions of new common stock will not be issued. Instead, fractions of new common stock will be rounded up or down to the nearest whole number, with fractions equal to or less than 0.5 of a share rounded down. Any remaining undistributed shares on the final distribution date will be released from AAWW’s new common stock reserve and become authorized, unissued common stock of AAWW.

Claimholders seeking additional information regarding the number of shares distributed to them may refer to the following Web address: http://www.atlasreorg.com/stockdistributionlist.html.

As of December 31, 2005, $648.1 million of general unsecured claims against AAWW and the named subsidiaries had been allowed and claims of $40.0 million remained in dispute. The latter figure, however, has been and continues to be reduced by virtue of the ongoing claims reconciliation process.

Following the current distribution of shares to holders of allowed unsecured claims, the remaining balance of shares of new common stock authorized for issuance under the Plan will be reserved for issuance to holders of disputed general unsecured claims against the bankruptcy estates of AAWW and the named subsidiaries, in the event such disputed claims are subsequently determined to be allowed claims.

To the extent that any such disputed claims become disallowed claims, the shares of new common stock reserved for issuance to the holders of such disputed claims will be distributed pro rata to holders of allowed general unsecured claims previously receiving shares of new common stock.

Including the current distribution, AAWW will have a total of approximately 19.9 million shares of common stock outstanding.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on June 30, 2005, as updated by the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2005. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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